UNDERWRITING AGREEMENT

October 19, 2004

Apollo Gold Corporation
56 DTC Blvd.
Suite 750
Denver, Colorado
U.S.A. 80237-2571

Attention: R. David Russell, CEO

Dear Sirs:

In furtherance of a letter agreement dated October 7, 2004 (the "**Letter Agreement**") between Apollo Gold Corporation (the "**Corporation**") and Regent Mercantile Bancorp Inc. ("**Regent**") and one or more other qualified underwriters acceptable to Regent (collectively, the "**Underwriters**"), the Underwriters hereby offer to purchase, or find substituted purchasers for, \$3,775,000 principal amount of Series 2004-A secured debentures of the Corporation (the "**Offered Debentures**"). Each debenture (a "**Debenture**") shall mature on the date which is three-months from the date of issuance and shall bear interest at a rate of 25% annually to accrue daily, be calculated and compounded monthly and payable quarterly in arrears.

It is understood that the sale of the Debentures will take place (i) in the Provinces of Ontario, British Columbia and Alberta (the "**Offering Jurisdictions**"); and (ii) in other jurisdictions as may be agreed to by the Corporation, provided that the Corporation is not required to file a prospectus or other disclosure document or become subject to continuing obligations in such other jurisdictions, in each case in accordance with the provisions of this Agreement.

INTERPRETATION

Unless expressly provided otherwise, where used in this Agreement or any schedule hereto, the following terms shall have the following meanings, respectively:

"**Affiliates**" shall have the meaning in Subsection 1(2) of the *Securities Act* (Ontario);

"**Agreement**" means this agreement resulting from the acceptance hereof by the Corporation;

"**Applicable Securities Laws**" means, collectively, the applicable securities laws of the Offering Jurisdictions, the regulations, rules, rulings and orders made thereunder, the applicable published policy statements issued by the Securities Commissions thereunder and rules and policies of the Exchange and the American Stock Exchange, and the securities legislation and published policies of such other jurisdiction, the securities laws of which are applicable to the sale of the Debentures on the terms and conditions set out in this Agreement;

"Business Day" shall mean any day except Saturday, Sunday or a statutory holiday in Toronto, Ontario;

"Closing" means the completion of the issue and sale by the Corporation of the Offered Debentures pursuant to this Agreement and the Subscription Agreement;

"Closing Date" means the date of the Closing, namely October 19, 2004, or such other date as the Underwriters and the Corporation may agree;

"Common Shares" means the common shares in the capital of the Corporation;

"Compensation Shares" means the common shares of the Corporation issuable upon the exercise of the Compensation Warrants;

"Compensation Warrants" shall have the meaning ascribed thereto in **subsection 2(c)** of this Agreement;

"Corporation" means Apollo Gold Corporation;

"Disclosure Documents" means, collectively, all of the documentation which has been filed by or on behalf of the Corporation or any predecessor thereto since December 31, 2000 with the relevant securities regulatory authorities pursuant to the requirements of Applicable Securities Laws, including all press releases and financial statements filed on SEDAR;

"Exchange" means the Toronto Stock Exchange;

"Financial Statements" shall have the meaning ascribed thereto in **subsection 4(aa)** of this Agreement;

"Gross Proceeds" means the gross proceeds raised from the sale of the Debentures;

"Hazardous Substances" shall have the meaning ascribed thereto in **subsection 4(ii)** of this Agreement;

"Indemnified Party" shall have the meaning ascribed thereto in **Section 10** of this Agreement;

"Letter Agreement" shall have the meaning ascribed thereto in the first paragraph of this Agreement;

"Material Agreement" shall have the meaning ascribed thereto in **subsection 4(m)** of this Agreement;

"material change" means a material change for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means a change in the business, operations or capital of the Corporation that would reasonably be expected to have a significant effect on the market price or value of any of the Corporation's securities and includes a decision to implement such a change made by the Corporation's board

of directors or by senior management of the Corporation who believe that confirmation of the decision by the board of directors is probable;

"material fact" means a material fact for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Corporation's securities;

"misrepresentation" means a misrepresentation for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement that is not misleading in light of the circumstances in which it was made;

"Offered Debentures" shall have the meaning ascribed thereto in the first paragraph on the first page of this Agreement;

"Offering" shall have the meaning ascribed thereto in the first paragraph on the first page of this Agreement;

"Offering Jurisdictions" has the meaning ascribed thereto in the second paragraph on the first page of this Agreement;

"person" includes any individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture association, company, trust, bank, trust company, land trust, investment trust, society or other entity, organization, syndicate, whether incorporated or not, trustee, executor or other legal personal representative, and governments and agencies and political subdivisions thereof;

"Private Placement Exemptions" means (i) in respect of Ontario, the "accredited investor" exemption under section 2.3 of Ontario Securities Commission Rule 45-501 - *Exempt Distributions*; (ii) in respect of British Columbia and Alberta the "accredited investor" exemption under section 5.1 of Multilateral Instrument 45-103 – *Capital Raising Exemptions*; and (iii) in respect of the Offering Jurisdictions other than Ontario, the threshold exemptions available under Applicable Securities Laws of such Offering Jurisdictions;

"Purchasers" means, collectively or individually, those persons or companies who are purchasing the Debentures as contemplated herein;

"Securities Commissions" means the applicable securities regulatory authorities in the Offering Jurisdictions;

"Significant Interest Companies" means those companies in which the Corporation holds 10% or more of the outstanding voting securities;

"Subscription Agreement" means the subscription agreement to be entered into between the Purchasers and the Corporation in respect of the Offering;

"**Subsidiaries**" means, collectively, the subsidiaries of the Corporation the particulars of which are set out in **subsection 4(c)** hereof and "**Subsidiary**" means any one of them;

"**Time of Closing**" means 12:00 p.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Corporation and the Underwriters may agree;

"**Transfer Agent**" means the registrar and transfer agent of the Corporation, namely, CIBC Mellon Trust Company;

"**Underwriters**" shall have the meaning ascribed thereto in the first paragraph on the first page of this Agreement;

"**Underwriters' Personnel**" has the meaning ascribed thereto in **Section 10** of this Agreement;

"**Underwriting Fee**" shall have the meaning ascribed thereto in **subsection 2(a)** of this Agreement;

"**Debentures**" shall have the meaning ascribed thereto in the first paragraph on the first page of this Agreement and shall include the Offered Debentures;

"**United States**" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

"**U.S. Securities Act**" means the *United States Securities Act* of 1933, as amended; and

"**Work Fee**" has the meaning given in **subsection 2(c)**.

The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement. Unless otherwise expressly provided, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

If any provision of this Agreement shall be adjudged by a competent authority to be invalid or for any reason unenforceable, such invalidity or unenforceability shall not affect the validity, enforceability or operation of any other provision herein.

The following are the schedules attached to this Agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:

Schedule "A" - List of Options, Warrants and Other Convertible Securities

Schedule "B" – List of Subsidiaries

Schedule "C" - Exceptions to Representations and Warranties of the Corporation

Schedule "D" – Interest of Insiders in Material Transactions

Schedule "E" – Permitted Encumbrances

1. **Nature of Transaction**

(a) Each Canadian Purchaser shall purchase Offered Debentures under a Private Placement Exemption. The Underwriters will notify the Corporation with respect to the identity of any Purchaser as soon as practicable and with a view to leaving sufficient time to allow the Corporation to secure compliance with all relevant regulatory requirements of the applicable Offering Jurisdictions relating to the sale of the Debentures and, in any event not later than 12:00 p.m. (Toronto time) on the day before the Closing Date. The Corporation undertakes to file or cause to be filed all forms or undertakings required to be filed by the Corporation and to pay all filing fees in connection with the purchase and sale of the Offered Debentures so that the distribution of such securities may lawfully occur without the necessity of filing a prospectus or an offering memorandum in Canada or comparable document elsewhere. The Underwriters undertake to use commercially reasonable efforts to cause Purchasers to complete any forms required by Applicable Securities Laws if so required.

(b) Under the terms of this Underwriting Agreement, the parties agree and acknowledge that no Debentures will be offered for sale in the United States. The Corporation and the Underwriters shall comply with the terms and conditions set out herein.

(c) It is understood and agreed that the Underwriters may arrange for substituted purchasers of the Debentures in jurisdictions other than Canada, on a private placement basis, provided that the purchase of such Debentures does not contravene the Applicable Securities Laws and provided that such sale does not trigger (i) any obligation to prepare and file a prospectus or similar disclosure document, or any other report with respect to such purchase, or (ii) any registration or other obligation on the part of the Corporation including but not limited to any continuing obligation in that jurisdiction.

(d) Pursuant to Multilateral Instrument 45-102 – *Resale of Securities* and as each Debenture is a "security" being sold by a "domestic issuer" pursuant to the *United States Securities Act* of 1933, as amended, the certificates representing the Offered Debentures and the Compensation Warrants delivered at Closing shall contain the following legends:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE FEBRUARY 20, 2005."

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THESE

SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE CORPORATION."

(e) Regent acknowledges that the certificates representing the Compensations Shares and all certificates issued in exchange or substitution thereof, will bear a legend in substantially the following form as long as either of the legends referred to in **Subsection 1(d)** above remains on such certificate:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CAN NOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE."

2. **Underwriters' Compensation**

(a) In consideration for the performance of their obligations hereunder, the Corporation shall, subject to the provisions of this Agreement, pay to Regent, on behalf of the Underwriters if applicable, an underwriting fee (the "**Underwriting Fee**") equal to 10% of the Gross Proceeds.

(b) The Underwriters may retain one or more registered securities brokers or investment dealers to act as selling agent in connection with the sale of the Debentures but the compensation payable to such selling agents shall be the sole responsibility of the Underwriters, and only as permitted by and in compliance with all Applicable Securities Laws, upon the terms and conditions set forth in this Agreement and will require each such selling agent to so agree.

(c) In addition to the Underwriting Fee, as additional consideration for the performance of their obligations hereunder, the Corporation shall, at the Time of Closing, pay to Regent a work fee of US$30,000 (the "**Work Fee**") and issue to the Underwriters (in such name or names as the Underwriters may direct in writing) 1,000,000 compensation warrants (the "**Compensation Warrants**")

entitling the Underwriters to purchase, in the aggregate, 1,000,000 Common Shares at an exercise price of US$0.80 per Compensation Warrant for a period of 24-months following the Closing Date.

3. **Covenants and Certification of the Underwriters**

Each of the Underwriters covenants on a several basis with the Corporation that it:

(a) will conduct activities and shall cause the selling agents to conduct their activities in connection with arranging for purchasers of the Debentures in compliance with the Applicable Securities Laws and will indemnify the Corporation from all losses incurred by it as a result of a violation by such Underwriter or selling agent retained by it of such Applicable Securities Laws;

(b) will not deliver to any prospective Purchaser any document or material which constitutes an offering memorandum under Applicable Securities Laws;

(c) will not solicit offers to purchase or sell the Debentures so as to require registration thereof or filing of a prospectus with respect thereto or continuing obligations on the part of the Corporation under the laws of any jurisdiction including, without limitation, the United States or any state thereof, and not solicit offers to purchase or sell the Debentures in any jurisdiction outside of Canada where the solicitation or sale of the Debentures would result in any statutory ongoing disclosure requirements in such jurisdiction or any registration requirements in such jurisdiction on the part of the Corporation except for the filing of a notice or report of the solicitation or sale;

(d) will obtain from each Purchaser an executed Subscription Agreement in a form reasonably acceptable to the Corporation and to such Underwriter relating to the transactions herein contemplated, together with all documentation as may be necessary in connection with subscriptions for Debentures;

(e) will refrain from any form of general advertising or any form of general solicitation in connection with the Offering in (A) printed media of general and regular circulation or any similar medium, (B) radio, (C) television, or (D) electronic media or conduct any seminar or meeting concerning the offer and sale of the Debentures whose attendees have been invited by any form of general solicitation or general advertising, and not make use of any green sheet or other internal marketing document without the consent of the Corporation, such consent to be promptly considered and not to be unreasonably withheld;

(f) will comply with, and ensure that it and its selling agents and it and its respective directors, officers, employees and affiliates comply with all Applicable Securities Laws and the terms and conditions set forth in this Agreement; and

(g) certifies to the Corporation (and acknowledges that the Corporation is relying thereon) that they, and (if applicable) others for whom they are contracting hereunder, are resident or otherwise subject to the securities legislation of the

Province of Ontario and can avail themselves of the relevant Private Placement Exemptions available under the applicable securities legislation in such province.

4. **Representations and Warranties of the Corporation**

The Corporation hereby represents and warrants to and with the Underwriters (on their own behalf and on behalf of each of the Purchasers) that as at the date hereof:

(a) the Corporation and each Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority necessary to, and is qualified to, carry on its business as now conducted, and to own or lease its properties and assets in all jurisdictions in which it currently carries on business and/or owns or leases its properties and assets; and the Corporation has all required corporate power and authority to create, issue and sell the Debentures and the Compensation Warrants, to enter into this Agreement and the Subscription Agreements and to carry out the provisions of each of such agreements;

(b) the authorized capital of the Corporation consists of an unlimited number of Common Shares of which, as of October 12, 2004, 79,632,172 Common Shares are issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation;

(c) the Corporation has no subsidiaries other than the Subsidiaries listed in **Schedule "B"** and the Corporation beneficially owns, directly or indirectly, the percentage indicated below of all the issued and outstanding shares in the capital of each Subsidiary free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever except the security interest in favour of Standard Bank London Limited in the shares held indirectly by the Corporation in Florida Canyon Mining, Inc., all of such shares have been duly authorized and validly issued and are outstanding as fully-paid and non-assessable shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Corporation of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of any Subsidiary or any other security convertible into or exchangeable for any such shares;

(d) the Corporation does not have any Significant Interest Companies other than the Subsidiaries;

(e) no order prohibiting the sale of the Debentures or the issuance of the Compensation Warrants has been issued and no proceedings for such purpose are pending or, to the knowledge of the Corporation, threatened;

(f) no person, firm or corporation, as of the date hereof, has any agreement or option, or any right or privilege (whether pre-emptive or contractual) capable of

becoming an agreement or option, for the purchase, subscription or issuance of any securities of the Corporation, other than as set out in **Schedule "C"**;

(g) each of the Corporation and the Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which it carries on business (including, without limitation, all applicable Canadian federal, provincial, municipal and local environmental, anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including, but not limited to relevant exploration and exploitation permits and concessions) and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a material adverse effect on the Corporation or the Subsidiaries;

(h) except as qualified in the Disclosure Documents, the Corporation or a Subsidiary is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to as owned by it in the Disclosure Documents, all agreements under which the Corporation or a Subsidiary holds an interest in a property, business or asset are in good standing according to their terms except where the failure to be in such good standing does not and will not have a material adverse effect on the Corporation (on a consolidated basis) or its properties, business or assets, and the Disclosure Documents were as at the date thereof true and correct in all material respects concerning the Corporation and the Subsidiaries, and contained no misrepresentations;

(i) all information which has been prepared by the Corporation relating to the Corporation and the Subsidiaries and their business, property and liabilities and either publicly disclosed or provided to the Underwriters, including all financial, marketing and operational information provided to the Underwriters is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading;

(j) the Corporation has, and to the best of the Corporation's knowledge the directors and officers of the Corporation have, answered every question or inquiry of the Underwriters and their counsel in connection with the Underwriters' due diligence investigations fully and truthfully;

(k) the Corporation is not aware of any legislation, or proposed legislation (published by a legislative body), which it anticipates will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Corporation and the Subsidiaries, considered as a whole;

(l) the Corporation and each Subsidiary has obtained all certificates, authorizations, permits or licences necessary to conduct the business now owned or operated by it and the Corporation has not received any notice of proceedings relating to the

revocation or modification of any material certificate, authority, permit or license necessary which, if the subject of an unfavourable decision, ruling or finding would materially and adversely affect the conduct of the business, operations, financial condition or income of the Corporation (on a consolidated basis);

(m) the execution and delivery of this Agreement and the Subscription Agreement and the performance of the transactions contemplated thereunder does not and will not:

(i) require the consent, approval, authorization, registration or qualification of or with any governmental authority, stock exchange, securities regulatory authority or other third party, except: (i) such as have been obtained; or (ii) such as may be required under the applicable by-laws, policies, regulations and prescribed forms of the Exchange;

(ii) result in a breach of or default under, nor create a state of facts which, after notice or lapse of time or both, would result in a breach of or default under, nor conflict with:

(A) any of the terms, conditions or provisions of the constating documents or resolutions of the shareholders, directors or any committee of directors of the Corporation or any Subsidiary or any material indenture, agreement or instrument to which the Corporation or any Subsidiary is a party or by which it or they are contractually bound; or

(B) any statute, rule, regulation or law applicable to the Corporation, or the Subsidiaries including, without limitation, the Applicable Securities Laws of the Offering Jurisdictions, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Corporation or the Subsidiaries; or

(C) any material mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation or any Subsidiary is a party or by which the Corporation or any Subsidiary or a material portion of the assets of the Corporation or any Subsidiary are bound (a "**Material Agreement**"), or any judgment, decree, order, statute, rule or regulation applicable to any of them; and

(iii) give rise to any lien, charge or claim in or with respect to the properties or assets now owned or hereafter acquired by the Corporation or any Subsidiary or the acceleration of or the maturity of any debt under any indenture, mortgage, lease, agreement or instrument binding or affecting any of them or any of their properties;

(n) the auditors of the Corporation are independent public accountants as required by the Applicable Securities Laws and there has never been any reportable

disagreement (within the meaning of National Instrument 51-102 – *Continuous Disclosure* with the present or any former auditor of the Corporation;

(o) the Corporation and each Subsidiary has filed all federal, provincial, territorial, state, local and foreign tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a material adverse effect on the assets and properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation) on a consolidated basis and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith;

(p) the Corporation and each Subsidiary has established on its books and records reserves that are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Corporation or any Subsidiary and there are no audits known by the Corporation's management to be pending of the tax returns of the Corporation or any Subsidiary (whether federal, state, provincial, territorial, local or foreign) and there are no claims which have been or may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation (on a consolidated basis);

(q) no domestic or foreign taxation authority has asserted or, to the best of the Corporation's knowledge, threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Corporation or each Subsidiary (including, without limitation, any predecessor companies) filed for any year which would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation (on a consolidated basis);

(r) the Corporation and each Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(s) neither the Corporation nor, to the best of the Corporation's knowledge, any other party is in material default in the observance or performance of any term or obligation to be performed by it under any of the Material Agreements and no

event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation (on a consolidated basis);

(t) at the Time of Closing on the Closing Date, the Corporation will have filed all documents, taken all proceedings and obtained all regulatory consents necessary as a precondition to the sale of the Debentures and the issuance of the Compensation Warrants hereunder;

(u) this Agreement, the Subscription Agreement and the Compensation Warrants shall be, by the Time of Closing, duly authorized, executed and delivered by the Corporation and shall be legal, valid and binding obligations of the Corporation, enforceable in accordance with their terms (except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, (ii) general equitable principles or (iii) limitations under applicable law in respect of rights of indemnity, contribution and waiver of contribution);

(v) the attributes of the Compensation Warrants will conform in all material respects with the description thereof contained in the Subscription Agreement;

(w) at the Time of Closing: (i) the creation and issuance of the Offered Debentures will have been validly authorized and issued; (ii) the creation and issuance of the Compensation Warrants will have been validly authorized and issued; and (iii) upon the exercise of the Compensation Warrants in accordance with the provisions thereof the Compensation Shares will have been validly authorized and conditionally allotted for issuance by the Corporation as fully paid and non-assessable Common Shares of the Corporation, and will not have been issued in violation of or subject to any pre-emptive rights or other contractual rights to purchase securities issued by the Corporation;

(x) other than the Underwriters, there is no person acting or purporting to act at the request of the Corporation, who is entitled to any brokerage or agency fee in connection with the transactions contemplated herein and in the event any person acting or purporting to act for the Corporation establishes a claim for any such fee from the Underwriters, the Corporation covenants to indemnify and hold harmless the Underwriters with respect thereto and with respect to all costs reasonably incurred in the defence thereof;

(y) the minute books and corporate records of the Corporation and each Subsidiary made available to the Underwriters in connection with their due diligence investigations of the Corporation for the periods from the dates of their incorporation to the date of examination thereof contain all proceedings (or certified copies thereof) of the shareholders, the board of directors and all committees of the board of directors of the Corporation or such Subsidiary, as the case may be, and there have been no other meetings, resolutions or proceedings of

the shareholders, board of directors or any committee of the board of directors of the Corporation or such Subsidiary, as the case may be, to the date of review of such corporate records and minute books not reflected in such minute books and other records;

(z) there is not, in the constating documents or by-laws of the Corporation or any Subsidiary or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which the Corporation or any Subsidiary is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Corporation or the payment of dividends by the Corporation to the holders of its Common Shares;

(aa) the audited annual financial statements of the Corporation (the "**Financial Statements**") (i) have been prepared in accordance with generally accepted accounting principles in Canada consistently applied throughout the period referred to therein, (ii) present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise) of the Corporation as at such dates and results of operations of the Corporation for the periods then ended, and (iii) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation and there has been no change in accounting policies or practices of the Corporation since the dates of such Financial Statements;

(bb) there are no actions, suits, proceedings or inquiries pending or to the Corporation's knowledge threatened against or affecting the Corporation or any Subsidiary at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affects, or may in any way materially adversely affect, the business, operations or condition (financial or otherwise) of the Corporation (on a consolidated basis) or its properties or assets or which affects or may affect the distribution of the Debentures, the Compensation Warrants or the Common Shares issuable upon the exercise of the Compensation Warrants and, no bonuses have been paid or are payable to any director or officer of the Corporation or any Subsidiary;

(cc) except as disclosed in the Disclosure Documents and as set out in **Schedule "D"**, none of the directors or officers of the Corporation, any holder of more than ten per cent of any class of shares of the Corporation, or any associate or affiliate of any of the foregoing persons or companies (as such terms are defined in the *Securities Act* (Ontario)), has any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction which, as the case may be, materially affected, is material to or will materially affect the Corporation or any Subsidiary;

(dd) there are 390 employees of the Corporation and any Subsidiary of the Corporation and each of the Corporation and the Subsidiaries is in compliance with all laws respecting employment and employment practices;

(ee) the Corporation and/or its Subsidiaries has full and proper title, free and clear of all defects of title and liens to the mineral licences, concessions and properties in connection with all of its properties and/or projects, including, but not limited to, the Black Fox Project in Matheson, Ontario, Canada, other than the Permitted Encumbrances set out in **Schedule "E"**;

(ff) the Corporation and the Subsidiaries are not in violation of, or in default in any material respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its respective operations or assets, including, but not limited to, the Black Fox Project in Matheson, Ontario, Canada, other than the Permitted Encumbrances set out in **Schedule "E"**;

(gg) neither the Corporation nor any Subsidiary has used any of its property or facilities to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any pollutants, contaminants, chemicals or industrial toxic or hazardous waste or substances ("**Hazardous Substances**");

(hh) neither the Corporation nor any Subsidiary has caused or permitted the release, in any manner whatsoever, of any Hazardous Substances on or from any of its properties or assets or any such release on or from a facility owned or operated by third parties but with respect to which the Corporation or any Subsidiary is or may reasonably be alleged to have material liability or has received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any applicable laws, statutes, ordinances, by-laws, regulations or any orders, directions or decisions rendered by any ministry, department or administrative regulatory agency relating to the protection of the environment, occupational health and safety or otherwise relating to dealing with Hazardous Substances; and

(ii) the Corporation and each of the Subsidiaries is insured against such losses and risks and in such amount as are customary in the business in which it is engaged. All policies of insurance insuring the Corporation or any of the Subsidiaries or any of their respective businesses, assets, employees, officers and directors are in full force and effect, and each of the Corporation and its Subsidiaries is in compliance with the terms of such policies in all material respects. There are no claims by the Corporation or any of the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

The Corporation acknowledges that the Underwriters and each of the Purchasers are relying upon such representations and warranties.

5. **Covenants of the Corporation**

The Corporation hereby covenants to and with the Underwriters (on its own behalf and on behalf of the Purchasers) that:

(a) the Corporation will use all reasonable efforts to maintain its status as a reporting issuer not in default in each of the Offering Jurisdictions in which it is a reporting issuer or equivalent for a period of two-years from the Closing Date;

(b) the Corporation will use all reasonable efforts to maintain the listing of the Common Shares on the Exchange to the date which is two years following the Closing Date and will use all reasonable commercial efforts so that the Compensation Shares will be listed and posted for trading on the Exchange upon their issue;

(c) other than as contemplated herein, and other than a proposed private placement of Series-B convertible debentures of the Corporation in the principal amount of US$15,000,000 (or the equivalent Canadian amount) and 9,000,000 common share purchase warrants of the Corporation to be underwritten by Regent pursuant to an engagement letter between the Corporation and Regent dated as of October 7, 2004, and other than a proposed private placement of Series-C convertible debentures of the Corporation in the principal amount of US$1,000,000 (or the equivalent Canadian amount) by certain insiders of the Corporation, only, and Apollo may issue up to 750,000 common shares for the purchase of a 9% interest in the July 29, 2002 "Contrato de Exploracion" among Guillermo Ibarra Valencia and Rosaura Sanchez de Ibarra and Minas de Argonautas, S. de R.L. de C.V., the Corporation will not, directly or indirectly, without the prior written consent of the Underwriters, which consent shall not be unreasonably withheld or delayed, issue, sell or grant any securities of the Corporation for a period commencing on the date hereof and ending three-months thereafter nor shall the Corporation publicly announce during such period the intention to do so, except for (i) the issuance of Common Shares in connection with the exercise of any currently outstanding stock options, warrants or other convertible securities, (ii) the issuance of Common Shares pursuant to the exercise of any Compensation Warrants, or (iii) the issuance of stock options in the normal course pursuant to the Corporation's stock option plan;

(d) the Corporation may issue, at a premium to the then prevailing market price on the Toronto Stock Exchange, "flow-through shares" as that term is defined in subsection 66(15) of the *Income Tax Act* (Canada) the gross proceeds of which shall to be used to incur Canadian Exploration Expenses at the Corporation's Black Fox property, together with any compensation securities issuable to agents or brokers, and if the Corporation conducts any such offering of "flow-though shares" of the Corporation within 12-months from Closing, then Regent will be invited to be co-lead manager or co-lead underwriter, with a portion of such offering of no less than 30%; and

(e) the Corporation shall, as soon as practicable, use all reasonable efforts to receive all necessary consents to the transactions contemplated herein.

6. **Conditions to Closing**

The following are conditions to the closing of the transactions involving the issuance and sale of the Debentures contemplated hereby, which conditions the Corporation covenants to exercise its reasonable best efforts to have fulfilled on or prior to the Time of Closing and which conditions may be waived in writing in whole or in part by the Underwriters:

(a) the Corporation will have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Debentures to the Purchasers prior to the Time of Closing as herein contemplated, it being understood that the Underwriters shall do all that is reasonably required to assist the Corporation to fulfil this condition;

(b) the Corporation's board of directors shall have authorized and approved the execution and delivery of this Agreement and the acceptance of the Subscription Agreement, the allotment, issuance and delivery of the Offered Debentures, the creation and issuance of the Compensation Warrants, the allotment, issuance and delivery of the Compensation Shares issuable upon the exercise of the Compensation Warrants, and all matters relating thereto;

(c) the Corporation shall have accepted one or more Subscription Agreements with the Purchasers;

(d) the Underwriters shall have received an opinion, dated the Closing Date, of the Corporation's counsel (it being understood that such counsel may rely to the extent appropriate in the circumstances, (i) as to matters of fact, on certificates of the Corporation executed on its behalf by a senior officer of the Corporation and on certificates of the Transfer Agent, as to the issued capital of the Corporation; and (ii) as to matters of fact not independently established, on certificates of the Corporation's auditors or a public official) with respect to the following matters:

(i) as to the continuance and subsistence of the Corporation under the laws of its governing jurisdiction and as to the corporate power of the Corporation to carry out its obligations under this Agreement and the Subscription Agreement, and to issue the Offered Debentures, the Compensation Warrants and the Compensation Shares;

(ii) as to the authorized and issued capital of the Corporation;

(iii) that the Corporation is the registered holder of the percentage of the outstanding shares of each Subsidiary referred to in **subsection 4(c)** hereof;

(iv) that the Corporation has all requisite corporate power and authority under the laws of its jurisdiction of organization to carry on its business as presently carried on and to own or lease its properties;

(v) that none of the execution and delivery of this Agreement and the Subscription Agreement, the performance by the Corporation of its obligations hereunder and thereunder, or the sale or issuance of the Offered Debentures, the Compensation Warrants or the Compensation Shares will conflict with or result in any breach of the constating documents or by-laws of the Corporation;

(vi) that each of this Agreement and the Subscription Agreement, have been duly authorized and executed and delivered by the Corporation, and constitute a valid and legally binding obligation of the Corporation enforceable against it in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

(vii) that the Offered Debentures have been validly issued by the Corporation;

(viii) that the Compensation Warrants have been duly and validly created and issued;

(ix) that the Compensation Shares have been authorized and allotted for issuance upon the due exercise of the Compensation Warrants in accordance with the provisions thereof, will be validly issued as fully paid and non-assessable securities in the capital of the Corporation;

(x) that the issuance and sale by the Corporation of the Offered Debentures to the Purchasers and the issuance by the Corporation of the Compensation Warrants to the Underwriters are exempt from the prospectus and registration requirements of Applicable Securities Laws and no documents are required to be filed (other than specified forms accompanied by requisite filing fees), proceedings taken or approvals, permits, consents or authorizations obtained under the Applicable Securities Laws to permit such issuance and sale;

(xi) that the issuance of the Compensation Shares are exempt from the prospectus and registration requirements of Applicable Securities Laws subject to certain provisos and specified resale restrictions;

(xii) that no other documents will be required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the Applicable Securities Laws in connection with the first trade of the

Compensation Warrants or the Compensation Shares, as applicable, provided the Compensation Warrants or the Compensation Shares, as applicable, have been held for the period of four-months and a day following the Closing Date, subject to the usual qualifications;

(xiii) that the Compensation Shares have been conditionally approved for listing on the Exchange; and

(xiv) as to such other matters as the Underwriters' legal counsel may reasonably request prior to the Time of Closing;

(e) the Underwriters shall have received an incumbency certificate dated the Closing Date including specimen signatures of the President and Chief Executive Officer, the Chief Financial Officer and any other officer of the Corporation signing this Agreement or any document delivered hereunder;

(f) the Underwriters shall have received a certificate, dated the Closing Date, of the President and Chief Executive Officer and the Chief Financial Officer of the Corporation (or such other officer or officers of the Corporation acceptable to the Underwriters, acting reasonably), addressed to the Underwriters and its counsel to the effect that, to the best of their knowledge, information and belief, after due enquiry and without personal liability:

(i) no order, ruling or determination having the effect of suspending the sale or ceasing, suspending or restricting the trading of Common Shares in any of the Offering Jurisdictions has been issued or made by any stock exchange, securities commission or regulatory authority and is continuing in effect and no proceedings, investigations or enquiries for that purpose have been instituted or are pending;

(ii) the articles and by-laws of the Corporation delivered at Closing are full, true and correct copies, unamended, and in effect on the date thereof;

(iii) the minutes or other records of various proceedings and actions of the Corporation's board of directors relating to the Offering and delivered at Closing are full, true and correct copies thereof and have not been modified or rescinded as of the date thereof;

(iv) since the date of the Letter Agreement, there has been no material adverse change in the business, affairs, operations, assets, liabilities or capital of the Corporation and the Subsidiaries taken as a whole; and

(v) none of the documents filed by or on behalf of the Corporation with applicable securities regulatory authorities since December 31, 2000 contain a misrepresentation as at the time the relevant document was filed that has not since been corrected.

(g) the Compensation Shares shall have been approved for listing on the Exchange, subject only to the official notices of issuance and fulfilment of such other conditions of the Exchange as set out in the conditional listing letter;

(h) the Underwriters shall have conducted all due diligence inquiries and investigations and not identified any material adverse changes or misrepresentations or any items materially adversely affecting the Corporation's affairs which exist as of the date hereof but which have not been widely disseminated to the public; and

(i) the Underwriters shall have received certificates, issued under applicable provisions of the securities laws of Ontario stating that the Corporation is not in default under the Applicable Securities Laws of such province.

It is understood that the Underwriters may waive in whole or in part or extend the time for compliance with any of such terms and conditions without prejudice to its rights in respect of any other of the foregoing terms and conditions or any subsequent breach or non-compliance, provided that to be binding on the Underwriters any such waiver or extension must be in writing and signed by it.

The Corporation agrees that the aforesaid legal opinions and certificates to be delivered at the Time of Closing will also be addressed to the Purchasers and that the Underwriters may deliver copies thereof to such persons and to any persons who purchase Debentures.

7. **Termination of Obligations**

If at any time before the Time of Closing:

(a) there shall have occurred any adverse material change (actual, intended, anticipated or threatened) or the Underwriters shall have discovered any previously undisclosed adverse material fact (determined by the Underwriters in its sole discretion acting reasonably) in relation to the Corporation or the Subsidiaries, taken as a whole, which, in the opinion of the Underwriters acting reasonably, prevents or restricts trading in or the distribution of the Debentures or adversely affects or would reasonably be expected to adversely affect the market price or value of the Common Shares;

(b) there shall have occurred any change in the applicable securities laws of any province of Canada or any inquiry, investigation or other proceeding is made or any order is issued under or pursuant to any statute of Canada or any province thereof or any statute of the United States or any state thereof or any stock exchange in relation to the Corporation or any of its securities (except for any inquiry, investigation or other proceeding based upon activities of the Underwriters and not upon activities of the Corporation) which, in the opinion of the Underwriters, prevents or restricts trading in or the distribution of the Debentures or adversely affects or would reasonably be expected to adversely affect the market price or value of the Common Shares;

(c) if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence or catastrophe, war or act of terrorism of national or international consequence or any law or regulation which, in the reasonable opinion of the Underwriters, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation and the Subsidiaries, taken as a whole;

(d) a cease trading order is made by any Securities Commission or other competent authority by reason of the fault of the Corporation or its respective directors, officers and agents and such cease trading order is not rescinded within 48-hours; or

(e) if the Corporation fails to obtain the conditional approval of the Exchange for the listing of the Compensation Shares,

the obligations of the Underwriters contained in this Agreement may be terminated by the Underwriters in their sole discretion.

Any termination pursuant to the foregoing provisions shall be effected by notice in writing delivered by the Underwriters to the Corporation at its address as herein set out. Notwithstanding the giving of any notice of termination hereunder, the expenses agreed to be paid by the Corporation shall be paid by the Corporation as herein provided and the obligations of the Corporation under **Sections 9, 10 and 11** hereof shall survive.

In the event of a termination pursuant to and in accordance with the provisions hereof and notice having been given, as aforesaid, there will be no further liability on the part of the Underwriters under this Agreement. The rights of the Underwriters to terminate their obligations hereunder are in addition to, and without prejudice to, any other remedies they may have.

8. **Closing**

The Closing will be completed at the offices of the Corporation's co-counsel, McMillan Binch LLP, BCE Place, Suite 4400, Bay Wellington Tower, 181 Bay Street, Toronto, Ontario, or such other place or places as may be agreed upon by the Corporation and the Underwriters, at the Time of Closing, provided that if the Corporation has not been able to comply with any of the conditions set forth under **Section 6** "Conditions to Closing" prior to the Time of Closing, the Closing Date may be extended by mutual agreement of the Corporation and the Underwriters, failing which, the respective obligations of the parties will terminate without further liability or obligation except as set out under **Sections 9, 10 and 11** hereof.

At the Time of Closing, the Corporation shall deliver to the Underwriters:

(a) the Offered Debentures, duly registered as the Underwriters may direct;

(b) the requisite legal opinions and certificates as contemplated in **Section 6** hereof;

(c) a direction addressed to the Underwriters directing the Underwriters to pay the Gross Proceeds less the Underwriting Fee, the Work Fee and the reasonable out-of-pocket expenses of the Underwriters including the reasonable fees and disbursements of counsel to the Underwriters; and

(d) such further documentation as may be contemplated herein,

against payment of the purchase price for the Debentures by certified cheque, bank draft or other acceptable electronic means, to the Corporation as contemplated herein.

All representations and warranties contained herein and all of the covenants and agreements of the Corporation herein, to the extent that they are required to be performed on or before Closing, shall be construed as conditions and any breach or failure to comply with any thereof shall entitle the Underwriters, at their option, in addition to and not in lieu of any other remedies the Underwriters have in respect thereof, to terminate and cancel their obligations hereunder by written notice to that effect given to the Corporation prior to the Time of Closing on the Closing Date. It is understood that the Underwriters may waive in whole or in part or extend the time for compliance with any such terms and conditions without prejudice to their rights in respect of any other terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Underwriters any such waiver or extension must be in writing and signed by each Underwriter.

9. **Expenses**

Whether or not Closing occurs, the Corporation shall pay all costs and expenses of, or incidental to, the Offering, including, without limitation, the costs and filing fees with respect to the private placement of the Debentures, the listing of the Compensation Shares on the Exchange, the cost of printing the certificates representing the Compensation Shares, the cost of registration and delivery of such certificates, and the fees and expenses of each of the Corporation's auditors, legal counsel and local legal counsel in connection with the Offering. The reasonable fees and disbursements of the Underwriters' legal counsel and the Underwriters' reasonable out-of-pocket expenses shall be paid at Closing by the Corporation to the Underwriters upon written advice from the Underwriters as to such costs and expenses in a form acceptable to the Corporation, acting reasonably.

10. **Indemnity**

The Corporation covenants and agrees to indemnify and save harmless the Underwriters and/or any of their affiliates and their respective directors, officers, employees, shareholders and agents (collectively with the Underwriters' affiliates, "**Underwriters' Personnel**"), against any actions or claims (collectively, "**Claims**"), including actions by shareholders, and all related damages, liabilities and losses, other than lost profits or remuneration or other costs of personnel, and including any reasonable amount paid with the consent of the Corporation, not to be unreasonably withheld, to settle a Claim, related to or arising out of such engagement or the Underwriters' role in connection therewith, and will reimburse the Underwriters and any other party entitled to be indemnified hereunder for all expenses (other than remuneration or other cost of personnel, or expenses in the nature of overhead but including the fees of counsel to the

Underwriters on a solicitor and client basis as set forth below) reasonably incurred by it or any such other indemnified party in connection with investigating, preparing or defending any such Claim, whether or not in connection with pending or threatened litigation to which it is a party. The Corporation will not be responsible for any Claims or expenses associated therewith which are finally judicially determined to have resulted from the willful misconduct, bad faith or gross negligence of any indemnified party hereunder. The Corporation also agrees that neither the Underwriters nor any of their respective affiliates, nor any the Underwriters' Personnel shall have any liability to the Corporation for or in connection with such engagement except as a result of the Underwriters' willful misconduct, bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that an Underwriter or any indemnified party may have at common law or otherwise in connection with the transactions contemplated hereby including, without limitation, the following:

(a) any statement (other than a statement contained in and included in reliance upon and in conformity with written information furnished to the Corporation by the Underwriters relating to the Underwriters specifically for use therein) in any Disclosure Document filed by the Corporation or any predecessor thereto with the relevant securities regulatory authorities in Canada since December 31, 2000, which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation;

(b) the omission or alleged omission to state in any certificate of the Corporation or of any officers of the Corporation delivered hereunder or pursuant hereto any material fact (other than a material fact omitted in reliance upon and in conformity with written information furnished to the Corporation by the Underwriters relating to the Underwriters specifically for use therein) required to be stated therein where such omission or alleged omission constitutes or is alleged to constitute a misrepresentation;

(c) any order made or any inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority, stock exchange or by any other competent authority based upon any failure or alleged failure to comply with applicable securities laws (other than any failure or alleged failure to comply by the Underwriters) preventing and restricting the trading in or the sale of the Debentures in the provinces of Canada;

(d) the non-compliance or alleged non-compliance by the Corporation with any requirement of Applicable Securities Laws, including the Corporation's non-compliance with any statutory requirement to make any document available for inspection; or

(e) any breach of any representation, warranty or covenant of the Corporation contained herein or the failure of the Corporation to comply with any of its obligations hereunder,

and will reimburse the Underwriters promptly upon demand for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such losses, claims, damages, liabilities or actions in respect thereof, as incurred.

The Corporation shall not pursuant to this indemnity be obliged in any event to pay, as regards any particular Claim or series of related Claims, the fees and disbursements of more than one counsel in addition to those of its own counsel.

Each of the Underwriters severally covenant and agree that it shall use its reasonable efforts to co-operate fully with the Corporation in the investigation and defence of any Claim or potential Claim and to cause any other Indemnified Party to so cooperate.

Promptly after receipt by an Underwriter or any other indemnified party of notice of or the communication of any Claim or of any fact which reasonably might give rise to any Claim, the Underwriters or such other party shall notify the Corporation in writing of such Claim or facts and the Corporation shall assume the investigation and defence or contestation thereof and shall employ counsel satisfactory to the Underwriters, acting reasonably, and neither the Underwriters nor such other party shall incur any expense as regards such Claim or facts, including any investigation for which the Corporation would be liable to indemnify without the Corporation's prior written consent which shall not be unreasonably withheld. Notwithstanding the preceding sentence the Underwriters will be entitled to employ counsel separate from counsel to the Corporation or to any other party in such action if the Underwriters, acting reasonably, determines that a conflict of interest exists which makes representations by counsel chosen by the Corporation not advisable or that it is likely that such a conflict of interest will develop.

The Corporation shall not, without the prior written consent of the Underwriters, which shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Underwriters or any Underwriters' Personnel are a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Underwriters and all Underwriters' Personnel from all liability arising out of such claim, action, suit or proceeding.

Notwithstanding the foregoing, an indemnifying party shall not be liable for the settlement of any claim or action in respect of which indemnity may be sought hereunder effected without its written consent, which consent shall not be unreasonably withheld.

If any matter or thing contemplated by this section shall be asserted against any person in respect of which indemnification is or might reasonably be considered to be provided, such person (the **"Indemnified Party"**) will notify the Corporation as soon as possible and in any event on a timely basis, of the nature of such claim and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably, and that no settlement may be made by the Corporation or the Indemnified Party without the prior written consent of the other.

To the extent that any Indemnified Party is not a party to this Agreement, the Underwriters shall obtain and hold the right and benefit of the indemnity provisions hereunder in trust for and on behalf of such Indemnified Party.

11. **Contribution**

In the event that the indemnity provided for above is, for any reason, illegal or unenforceable as being contrary to public policy or for any other reason, each of the Underwriters and the Corporation shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (including any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any action or claim which is the subject of this section but excluding loss of profits or consequential damages) of the nature provided for above such that the Underwriters shall be responsible for that portion represented by the percentage that the Underwriting Fee paid by the Corporation to the Underwriters bears to the Gross Proceeds realized from the sale of the Debentures and the Corporation shall be responsible for the balance, whether or not it has been sued, provided that, in no event, shall an Underwriter be responsible for any amount in excess of the amount of the Underwriting Fee actually received by it. In the event that the Corporation may be held to be entitled to contribution from the Underwriters under the provisions of any statute or law, the Corporation shall be limited to contribution in an amount not exceeding the lesser of: (i) the portion of the full amount of losses, claims, costs, damages, expenses and liabilities, giving rise to such contribution for which the Underwriters are responsible, as determined above, and (ii) the amount of the Underwriting Fee actually received by the Underwriters. Notwithstanding the foregoing, a party guilty of fraudulent misrepresentation shall not be entitled to contribution from the other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against the other party under this section, notify such party from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this Agreement unless such notice has been provided, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section.

The rights to indemnity and contribution provided in this Agreement shall be in addition and not in derogation of any other right to indemnity or contribution which the Underwriters or the Corporation may have by statute or otherwise by law.

12. **Action by Underwriters**

All steps which must or may be taken by the Underwriters in connection with the closing of the Offering, with the exception of the matters relating to termination of purchase obligations, indemnification and contribution may be taken by Regent on behalf of itself and the other Underwriters and the execution of this agreement by the other Underwriters and by the Corporation shall constitute the Corporation's authority and obligation for accepting notification of any such steps from, and for delivering the definitive documents constituting the Offered Debentures to or to the order of Regent. Regent shall fully consult with the other Underwriters with respect to all notices, waivers, extensions or other communications to or with the Corporation.

13. **Right of First Refusal**

The Corporation hereby grants Regent the right of first refusal to provide, for a period of 12-months after the Closing Date, the following services to the Corporation or any Subsidiary, if such services are required by the Corporation and/or its Subsidiaries:

(a) services as an equal co-lead manager or equal co-lead underwriter with BMO Nesbitt Burns, as and if applicable, for all equity financings (whether private or public, or whether conducted in Canada or worldwide); and

(b) syndicate participation of no less than 30% in respect of such equity financings noted in **Section 13(a)** (above).

The rights of Regent referred to in this **Section 13** hereof must be exercised by Regent within seven-days of receipt of written notification from the Corporation that such services are required, which notice shall set out, in reasonably sufficient detail, the services required and the proposed terms of such services. If Regent does not exercise such rights, the Corporation may retain a third party to provide such services but not on more favourable terms than those which were offered to Regent. Any more favourable terms of such services must first be offered to Regent before being offered to a third party. Further, if the Corporation engages Regent pursuant to the provisions described in this **Section 13**, or if Regent is required to execute any documents relating to an offering, the Corporation and Regent, as the case may be, shall enter into one or more agreements with respect to such events in a form satisfactory to the parties, acting reasonably.

Any offering of flow-through common shares of the Corporation within 12-months of Closing will be governed by **Section 5(d)** of this Agreement.

14. **Notice**

Any notice or other communication to be given by delivery or by facsimile hereunder shall, in the case of notice to the Corporation, be addressed to the Corporation at the address appearing on page 1 of this Agreement, Attention: R. David Russell, Chief Executive Officer, Facsimile No. (720) 482-0957, and in the case of notice to the Underwriters:

Regent Mercantile Bancorp Inc.
105 Adelaide Street West
Suite 904
Toronto, Ontario M5H 1P9

Attention: J. Jay Jaski, Chairman & CEO
Facsimile No.: 416-865-9550

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or one hour after being telecopied and receipt confirmed during normal business hours, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or facsimile number.

15. **Time of the Essence**

Time shall be of the essence of this Agreement and every part hereof.

16. **Further Assurances**

Each of the parties hereto shall cause to be done all such acts and things or execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purposes of carrying out the provisions and intent of this Agreement.

17. **Assignment**

Except as contemplated herein, no party hereto may assign this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this agreement shall enure to the benefit of, and shall be binding upon, the Corporation and the Underwriters and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions contained in this Agreement, this Agreement and all conditions and provisions of this Agreement being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the covenants and indemnities of the Corporation set out under the heading "Indemnity" shall also be for the benefit of the Underwriters' Personnel.

18. **Counterpart Provision**

This Agreement may be executed in any number of counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document.

19. **Entire Agreement**

The provisions herein contained constitute the entire agreement between the parties relating to the Offering and supersede all previous communications, representations, understandings and agreements between the parties including, but not limited to, the Letter Agreement, with respect to the subject matter hereof whether verbal or written.

20. **Governing Law**

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

21. **Survival of Warranties, Representations, Covenants and Agreements**

All warranties, representations, covenants, indemnities and agreements of the Corporation herein contained or contained in documents submitted or required to be submitted pursuant to this Agreement shall survive the purchase by the Purchasers of the Debentures and shall continue in full force and effect for the benefit of the Underwriters for a period of three years.

22. **Language**

The parties hereto confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language.

Les parties reconnaissent leur volonté express que la présente convention ainsi que tous les documents et contrats s'y rattachant directement ou indirectement soient rédigés en anglais.

23. **Facsimile**

The Corporation and the Underwriters shall be entitled to rely on delivery by facsimile of an executed copy of this Agreement and acceptance by the Corporation and the Underwriters of that delivery shall be legally effective to create a valid and binding agreement between the Corporation and the Underwriters in accordance with the terms of this Agreement.

24. **Acceptance**

If this letter accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Corporation, please communicate acceptance by executing where indicated below and returning a signed copy of this Agreement to the Underwriters.

Yours very truly,

REGENT MERCANTILE BANCORP INC.

Per: ____________________
Name:
Title:

The foregoing accurately reflects the terms of the transaction which we are to enter into and such terms are agreed to with effect as of the date provided at the top of the first page of this Agreement.

APOLLO GOLD CORPORATION

Per: ____________________
Name: R. D. Russell
Title: President & CEO

SCHEDULE "A"
OPTIONS, WARRANTS AND OTHER CONVERTIBLE SECURITIES

1. 1,917,068 performance options granted pursuant to the Plan of Arrangement of the Corporation completed on June 25, 2002 exercisable for five years expiring June 25, 2007 at US$0.80 per share.

2. 2,399,900 options under the Corporation's Stock Option Plan.

3. 3,000,000 warrants exercisable for four years expiring December 23, 2006 at Cdn$3.25 per share.

4. 653,277 agents warrants exercisable for two years until October 27, 2005 at Cdn$2.25 per share.

SCHEDULE "B"
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation	Beneficial Equity and Voting Ownership
Apollo Gold, Inc.	Delaware	100 shares (100%) by Apollo Gold Corporation
Apollo Gold Exploration, Inc.	Delaware	100 shares (100%) by Apollo Gold, Inc.
Florida Canyon Mining, Inc.	Delaware	100 shares (100%) by Apollo Gold, Inc., subject to grant of security interest to Standard Bank London Limited
Mine Development Finance, Inc.	Delaware	100 shares (100%) by Apollo Gold, Inc.
Minera Sol de Oro S.A. de C.V.	Mexico	49 shares (98%) by Apollo Gold Corporation and 1 share (2%) held by David Russell
Montana Tunnels Mining, Inc.	Delaware	100 shares (100%) by Apollo Gold, Inc.
Standard Gold Mining, Inc.	Delaware	100 shares (100%) by Apollo Gold, Inc.

SCHEDULE "C"
EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

1. All matters discussed in the report entitled "Board Information Report" dated October 6, 2004, previously circulated to Regent.

SCHEDULE "D"
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

1. None.

SCHEDULE "E"
PERMITTED ENCUMBRANCES

1. **"Permitted Encumbrances"** means the following Encumbrances, and in the case of paragraphs (1) to (17) inclusive below, provided that they have been complied with and otherwise in good standing and in the case of paragraphs (1) to (8) inclusive and (17) below do not either individually or in the aggregate affect in any material respect the Corporation's good and marketable title to the Property or the use of the Property or any portion thereof for the purpose for which it is currently used or intended to be used in the future by the Corporation, including mineral exploration and development and mining:

(1) liens for taxes, rates, assessments or other charges of Governmental Authorities, or levies not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by the Corporation and in respect of which the Corporation has set aside on its books reserves which, in accordance with GAAP, are adequate therefor;

(2) liens for any judgment rendered or claim filed against the Corporation which the Corporation is contesting in good faith and in respect of which the Corporation has set aside on its books reserves which, in accordance with GAAP, are adequate therefor and to the extent only that any such judgment does not constitute an event of default hereunder;

(3) reservations, limitations, provisos and conditions expressed in any original grants from the Crown of real or immoveable property, or interests therein, which do not materially impair the use of the affected land for the purpose for which it is used by the Corporation;

(4) licenses, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) which will not materially impair the use of the affected land for the purpose for which it is used by the Corporation;

(5) title defects or irregularities which are, in the opinion of the Holder acting reasonably, of a minor nature and which in the aggregate will not materially impair the use of the affected property for the purpose for which it is used by the Corporation, or affect its disposal by the Holder or any Holder, trustee, or receiver, appointed by the Holder, or otherwise;

(6) the right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit acquired by the Corporation from said Governmental Authority or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(7) an Encumbrance resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure worker's compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, liens

and claims incidental to current construction, mechanics', warehousemen's, carriers' and other similar liens, and public and statutory obligations;

(8) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of the Corporation in the ordinary course of its business;

(9) Encumbrances upon property subsequently acquired by the Corporation, or subsequently assumed by the Corporation in connection with property subsequently acquired by the Corporation, provided that (i) any such Encumbrance extends to or covers only the property so acquired, (ii) any such Encumbrance is created or assumed contemporaneously with such acquisition to secure or provide for the payment of all or part of the cost thereof or in connection with the refinancing of an existing Purchase Money Arrangement, and (iii) such Encumbrance does not, at the time of creation or assumption thereof, secure indebtedness in an amount in excess of the fair market value of the property so acquired (the arrangements described above being referred to herein as **"Purchase Money Arrangements"**), and in connection with Capital Leases;

(10) charge/mortgage of land in favour of Exall Resources Limited, as to an undivided 11.1% interest, Newmont Canada Limited, as to an undivided 50% interest, and Glimmer Resources Inc., as to an undivided 38.9% interest in the amount of $3,000,000.00;

(11) In respect of Parcel 14572 only, Instrument No. 341846 being an easement granted to Her Majesty the Queen in right of the Province of Ontario as represented by the Minister of Transportation and Communication in the Province of Ontario over Part 1, Plan 6R-4725 registered April 14, 1986 for purposes of constructing, maintaining, using and keeping clear of obstruction an off-take ditch for proper drainage of the King's highway;

(12) In respect of Parcel 14572 only, Instrument No. 485344 being a Notice of Agreement registered August 21, 1998 being an agreement between Glimmer Resources Incorporated and Joachim Joseph DeCarlo dated August, 1998 granting Joachim DeCarlo a 10% Net Profits Royalty;

(13) In respect of Parcel 338 and Parcel 6413 only, Instrument No. 488166 being a Notice of Agreement registered November 25, 1998 being an acknowledgement of an agreement between Raphael and Shirley Alyman and Exall Resources Limited effective September 14, 1998, as assigned by Instrument No. C523969

(14) In respect of Parcel 338 and Parcel 6413 only, Instrument No. C524197 being a Notice of Agreement registered September 13, 2002 being an agreement between Raphael and Shirley Alyman and the Corporation granting the Alyman's a Profit Royalty;

(15) In respect of Parcel 7745 only, Instrument No.523970, registered September 6, 2002 being a Notice of Agreement between Exall Resources Limited and Donald Plouffe with an option to purchase as assigned by Instrument No. 523971 to the Corporation;

(16) Encumbrances as evidenced in the PPSA registrations and UCC registrations as listed below;

(i) Personal Property Security Act (the "**PPSA**") registration number 20030226 1444 1530 3556 (file number 891969957) in favour of Nexcap Finance Corporation;

(ii) PPSA registration number 20030516 1607 1730 8322 renewed by 20040513 1520 1730 9227 (file number 894449385) in favour of Toromont, a Division of Toromont Industries Ltd.

(iii) PPSA registration number 20030107 1625 1648 2435 and 20030318 1442 1648 2487 (file numbers 890639352 and 892529019) in favour of Stewart Vehicle Leasing Ltd.;

(iv) PPSA registration number 20020829 1047 1529 0055 (file number 886796415) in favour of The Toronto-Dominion Bank;

(17) Encumbrances proposed to be granted by the Corporation to the lenders of:

(i) the Series 2004-B secured convertible debenture in the principal amount of up to US$12,000,000, subject to a 25% over-allotment option; and

(ii) the Series 2004-C secured convertible debenture in the principal amount of up to US$1,000,000;

provided that such Encumbrances shall rank junior to the security created hereunder if any amount remains outstanding hereunder; and

(18) other Encumbrances consented to in writing by the Holder.